                                                                    EXHIBIT 99.1

(CHARTER COMMUNICATIONS LOGO)

                                                                            NEWS

FOR RELEASE: JULY 31, 2003


                         CHARTER COMMUNICATIONS REPORTS
                      SECOND QUARTER 2003 FINANCIAL RESULTS


         ST. LOUIS, MO - Charter Communications, Inc. (Nasdaq:CHTR) today reported financial results for the three and six months ended June 30, 2003. "Charter Communications is pleased with its quarterly financial results in this year of transition, evidenced by growth in cash flows from operating activities," said Carl Vogel, President and CEO. "This, together with a significant reduction in capital expenditures in 2003, has allowed us to generate free cash flow."

SECOND QUARTER RESULTS

         For the second quarter of 2003, Charter generated revenues of $1.217 billion, an increase of 7.0% over last year's second quarter revenues of $1.137 billion. Income from operations totaled $112 million in the second quarter of 2003, an increase of 31.8% from the $85 million reported in the second quarter a year ago. The current year's second quarter results includes a special charge of $8 million primarily representing severance related costs incurred in connection with the Company's reorganization plan commenced in December 2002.

          This year's second quarter adjusted EBITDA, as defined below, was $497 million, up 11.2% over adjusted EBITDA of $447 million for the year ago quarter.

         Net loss applicable to common stock and loss per common share for the quarter ended June 30, 2003 declined to $38 million and 13 cents, respectively. For the restated second quarter of 2002, Charter reported net loss applicable to common stock and loss per common share of $161 million and 55 cents, respectively.

YEAR TO DATE RESULTS

         Revenues for the first six months of 2003 were $2.395 billion, an increase of 8.3% over the comparable period a year ago of $2.211 billion. Income from operations for the six months ended June 30, 2003 totaled $189 million, an increase of 3.8% from $182 million reported a year ago. During the first six months of 2003, the Company recorded $10 million of special charges consisting primarily of severance related charges recorded in connection with its reorganization plan commenced in December 2002.

          Charter achieved adjusted EBITDA of $955 million on revenues of $2.395 billion for the six months ended June 30, 2003. Adjusted EBITDA was up 9.4% over adjusted EBITDA of $873 million for the same year ago period.

         Net loss applicable to common stock and loss per common share for the six months ended June 30, 2003 declined to $220 million and 75 cents, respectively. For the restated 2002 first six months, Charter reported net loss applicable to common stock and loss per common share of $478 million and $1.62, respectively.

CASH FLOWS FROM OPERATING ACTIVITIES AND FREE CASH FLOWS

         Cash flows from operating activities for the six months ended June 30, 2003 were $285 million, an increase of 20.3% from $237 million reported a year ago. Purchases of property, plant and equipment for the first six months of the year totaled $264 million, declining to approximately 25.4% of amounts reported for the comparable period in 2002 when capital expenditures totaled $1.038 billion. Free cash flows, as defined below, for the six months ended June 30, 2003, were $126 million, whereas, for the six months ended June 30, 2002, the Company had negative cash flows of $709 million. Free cash flows for the three months ended June 30, 2003 were $56 million, as compared to negative cash flows of $432 million a year ago.

         "Charter continues to make solid progress towards the goal of consistently generating free cash flows," Mr. Vogel said. "We remain very disciplined in managing our capital expenditures and expect to spend less than the $1.1 billion previously planned." Based on our current spending and plans for the remainder of the year, Mr. Vogel said the Company expects its fiscal 2003 capital expenditures to be in the $800 million to $925 million range.

         At June 30, 2003, the Company had $212 million in cash on hand.

OPERATING STATISTICS

         Revenue generating units (RGU) totaled approximately 10,463,500 at June 30, 2003, an increase of approximately 495,100 units, or 5.0% for the trailing twelve months. Total advanced service RGUs, defined as digital, high-speed data and telephony units, increased by 748,300 units, or 23.2% for the twelve months ending June 30, 2003. The increase in advanced service RGUs was offset by a loss of 253,200 analog video customers, or 3.8% over the past twelve months. Revenue generating units declined approximately 10,900 units, or ..1% in the second quarter as compared to the first quarter of 2003.

         The Company reported net losses of analog and digital video customers of approximately 41,300 and 47,200, respectively, during the second quarter. Second quarter analog video customer loss was .6%, and quarterly digital video units declined 1.7%. Digital video customers increased by approximately 223,400 units, or 9.4% for the twelve months ending June 30, 2003.

         Charter added approximately 76,700 high-speed data customers during the quarter, bringing the total modem customers served to 1,349,000. Over the trailing twelve months, modem customers have increased approximately 518,800 units, or 62.5%.

         The Company has traditionally seen softness in its unit growth in the second quarter, principally as a result of disconnects from annual price adjustments and seasonality in many of its communities. More detailed information on the method of calculating customer information is contained in the Addendum and the footnotes thereto.

ORGANIZATIONAL UPDATE

         "Our second quarter focus was to put organizational leadership in place, restart our marketing efforts, and moderate customer losses," Mr. Vogel said. "We reduced corporate and divisional staff as well, and replaced general management in many of our key markets in the quarter, which we believe will provide a strong foundation for the future."

         Mr. Vogel said new pricing and packaging has recently been successfully test marketed, and the Company expects to introduce these packages in many of its top 25 markets during the second half of the year. "Our primary focus remains on increasing revenues and adjusted EBITDA and being disciplined with our capital expenditures. While we are generally pleased with our progress, we need to remain focused on improving our video business, and increasing the profitability of our high-speed data business, while maintaining a customer first attitude."

USE OF NON-GAAP FINANCIAL METRICS

         The Company believes that adjusted EBITDA and free cash flows traditionally have provided additional information useful in analyzing the underlying business results and allows a standardized peer company comparison, while minimizing the differences from depreciation policies, financial leverage and tax strategies. In addition, adjusted EBITDA generally correlates to the amount utilized under the Company's various credit facilities, senior notes and senior discount notes for its leverage ratio covenants. Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $19 million and $39 million for the three months and six months ended June 30, 2003 and $17 million and $32 million for the three months and the six months ended June 30, 2002 which are added back for the purposes of the leverage covenants. Adjusted EBITDA and free cash flows are non-GAAP (Generally Accepted Accounting Principles) financial metrics and should be considered in addition to, and not as a substitute for, income from operations, net loss, earnings per share or net cash flows from operating activities. Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization and option compensation expense. A reconciliation of adjusted EBITDA to net cash flows from operating activities and income from operations is included in the following Addendum. Free cash flows is defined as adjusted EBITDA less purchases of property, plant and equipment and interest on cash pay obligations. A reconciliation of free cash flows to net cash flows from operating activities and income from operations is included in the following Addendum.

CONFERENCE CALL

         The Company will host a conference call Thursday, July 31,2003 at 3:00 PM Eastern Time (ET) related to the contents of this release.

         The conference call will be webcast live via the Company's website at www.charter.com. The call can be accessed through the "Investor Center" portion of the website, via the "About Us" heading at the top of the page. Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after completion of the call.

         Those participating via telephone should dial 888/233-1576. International participants should dial 706/643-3458.

         A replay of the call will be available at 800/642-1687 or 706/645-9291 beginning two hours after the completion of the call through midnight August 6, 2003. The passcode for the replay is 2068343.

ABOUT CHARTER COMMUNICATIONS

         Charter Communications(R), A Wired World Company(TM), is the nation's third-largest broadband communications company. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital Cable(R) brand and high-speed Internet access marketed under the Charter Pipeline(R) brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(R) brand. Advertising sales and production services are sold under the Charter Media(R) brand. More information about Charter can be found at www.charter.com.

                                      # # #

Contacts:

Analysts                                             Media
Mary Jo Moehle                                       Deb Seidel
314-543-2397                                         314-543-5703
mmoehle@chartercom.com                               dseidel@chartercom.com


Cautionary Statement Regarding Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission, or the SEC, and include, but are not limited to:

o our ability to sustain and grow revenues and cash flows from operating activities by offering video and data services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

o our and our subsidiaries' ability to comply with all covenants in our indentures and their credit facilities and indentures, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross default provisions;

o our and our subsidiary's ability to refinance the debt as it becomes due, commencing in 2005;

o availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;

o any adverse consequences arising out of our and our subsidiaries' prior restatement of the financial statements;

o the results of the pending grand jury investigation by the United States Attorney's Office for the Eastern District of Missouri, the pending SEC Division of Enforcement investigation and the putative class action and derivative shareholders litigation against us;

o        our ability to achieve free cash flow;

o our ability to obtain programming at reasonable prices or pass cost increases on to our customers;

o        general business conditions, economic uncertainty or slowdown; and

o the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward looking statements after the date of this news release to conform these statements to actual results or to changes in our expectations.

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                   THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                        JUNE 30,                             JUNE 30,
                                                           ---------------------------------     ---------------------------------
                                                                2003               2002               2003               2002
                                                           --------------     --------------     --------------     --------------
                                                                                (RESTATED)                            (RESTATED)
REVENUES:
   Analog video .......................................    $          722     $          716     $        1,441     $        1,407
   Digital video ......................................               185                176                364                341
   High-speed data ....................................               136                 79                258                143
   Advertising sales ..................................                67                 72                124                130
   Other ..............................................               107                 94                208                190
                                                           --------------     --------------     --------------     --------------
      Total revenues ..................................             1,217              1,137              2,395              2,211
                                                           --------------     --------------     --------------     --------------

COSTS AND EXPENSES:
   Programming costs ..................................               313                294                627                577
   Advertising sales ..................................                23                 21                 44                 40
   Service ............................................               152                132                302                256
   General and administrative .........................               203                200                418                394
   Marketing ..........................................                29                 43                 49                 71
   Depreciation and amortization ......................               377                361                756                687
   Option compensation expense, net ...................                --                  1                 --                  3
   Special charges, net ...............................                 8                 --                 10                  1
                                                           --------------     --------------     --------------     --------------
      Total costs and expenses ........................             1,105              1,052              2,206              2,029
                                                           --------------     --------------     --------------     --------------

      Income from operations ..........................               112                 85                189                182

OTHER EXPENSES:
   Interest, net ......................................              (386)              (373)              (776)              (735)
   Other, net .........................................               (12)               (66)                --                (35)
                                                           --------------     --------------     --------------     --------------
                                                                     (398)              (439)              (776)              (770)
                                                           --------------     --------------     --------------     --------------

Loss before minority interest, income taxes and
  cumulative effect of accounting change ..............              (286)              (354)              (587)              (588)

Minority interest .....................................               151                188                311                312
                                                           --------------     --------------     --------------     --------------

Loss before income taxes and cumulative effect
  of accounting change ................................              (135)              (166)              (276)              (276)

Income tax benefit ....................................                98                  6                 58                  6
                                                           --------------     --------------     --------------     --------------

Loss before cumulative effect of accounting change ....               (37)              (160)              (218)              (270)

Cumulative effect of accounting change, net of tax ....                --                 --                 --               (206)
                                                           --------------     --------------     --------------     --------------

Net loss ..............................................               (37)              (160)              (218)              (476)

Dividends on preferred stock - redeemable .............                (1)                (1)                (2)                (2)
                                                           --------------     --------------     --------------     --------------

Net loss applicable to common stock ...................    $          (38)    $         (161)    $         (220)    $         (478)
                                                           ==============     ==============     ==============     ==============

Basic and diluted loss per share ......................    $        (0.13)    $        (0.55)    $        (0.75)    $        (1.62)
                                                           ==============     ==============     ==============     ==============

Weighted average common shares outstanding ............       294,474,596        294,453,454        294,471,798        294,424,366
                                                           ==============     ==============     ==============     ==============

NOTE: Certain 2002 amounts have been reclassified to conform with the 2003 presentation.

            Addendum to Charter Communications, Inc. Earnings Release
                    Three and Six Months Ended June 30, 2003
                                   Page 1 of 7

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)


                                                                            JUNE 30,       DECEMBER 31,
                                                                              2003             2002
                                                                          ------------     ------------

                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents .........................................    $        212     $        321
   Accounts receivable, net of allowance for doubtful accounts .......             228              259
   Receivables from related party ....................................              --                8
   Prepaid expenses and other current assets .........................              33               45
                                                                          ------------     ------------
         Total current assets ........................................             473              633
                                                                          ------------     ------------

INVESTMENT IN CABLE PROPERTIES:
   Property, plant and equipment, net ................................           7,194            7,679
   Franchises, net ...................................................          13,723           13,727
                                                                          ------------     ------------
         Total investment in cable properties, net ...................          20,917           21,406
                                                                          ------------     ------------

OTHER ASSETS .........................................................             340              345
                                                                          ------------     ------------
        Total assets .................................................    $     21,730     $     22,384
                                                                          ============     ============

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Accounts payable and accrued expenses .............................    $      1,180     $      1,405
                                                                          ------------     ------------
         Total current liabilities ...................................           1,180            1,405
                                                                          ------------     ------------

LONG-TERM DEBT .......................................................          18,867           18,671

DEFERRED MANAGEMENT FEES - RELATED PARTY .............................              14               14

OTHER LONG-TERM LIABILITIES ..........................................           1,074            1,177

MINORITY INTEREST ....................................................             714            1,025

PREFERRED STOCK - REDEEMABLE .........................................              55               51

SHAREHOLDERS' EQUITY (DEFICIT) .......................................            (174)              41
                                                                          ------------     ------------
          Total liabilities and shareholders' equity .................    $     21,730     $     22,384
                                                                          ============     ============

            Addendum to Charter Communications, Inc. Earnings Release
                    Three and Six Months Ended June 30, 2003
                                   Page 2 of 7

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)

                                                                                              SIX MONTH ENDED JUNE 30,
                                                                                            -----------------------------
                                                                                                2003             2002
                                                                                            ------------     ------------
                                                                                                              (RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ............................................................................    $       (218)    $       (476)
   Adjustments to reconcile net loss to net cash flows from operating activities:
      Minority interest ................................................................            (311)            (312)
      Depreciation and amortization ....................................................             756              687
      Noncash interest expense .........................................................             211              191
      Loss (gain) on derivative instruments and hedging activities .....................              (4)              30
      Deferred income taxes ............................................................             (58)              (6)
      Change in accounting principle ...................................................              --              206
      Other, net .......................................................................               2                6
   Changes in operating assets and liabilities, net of effects from acquisitions:
      Accounts receivable ..............................................................              32               58
      Prepaid expenses and other assets ................................................               7               (3)
      Accounts payable, accrued expenses and other .....................................            (140)            (142)
      Receivables from and payables to related party,
       including deferred management fees ..............................................               8               (2)
                                                                                            ------------     ------------
          Net cash flows from operating activities .....................................             285              237
                                                                                            ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment ..........................................            (264)          (1,038)
   Change in accounts payable and accrued expenses related to capital expenditures .....            (113)             (84)
   Payments for acquisitions, net of cash acquired .....................................              --             (125)
   Purchases of investments ............................................................              (4)              (8)
   Other, net ..........................................................................              (5)               1
                                                                                            ------------     ------------
          Net cash flows from investing activities .....................................            (386)          (1,254)
                                                                                            ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings of long-term debt ........................................................             346            2,453
   Repayments of long-term debt ........................................................            (340)          (1,393)
   Payments for debt issuance costs ....................................................             (14)             (39)
   Capital contributions ...............................................................              --                1
                                                                                            ------------     ------------
          Net cash flows from financing activities .....................................              (8)           1,022
                                                                                            ------------     ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................................            (109)               5
CASH AND CASH EQUIVALENTS, beginning of period .........................................             321                2
                                                                                            ------------     ------------
CASH AND CASH EQUIVALENTS, end of period ...............................................    $        212     $          7
                                                                                            ============     ============

CASH PAID FOR INTEREST .................................................................    $        562     $        534
                                                                                            ============     ============

            Addendum to Charter Communications, Inc. Earnings Release
                    Three and Six Months Ended June 30, 2003
                                   Page 3 of 7

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                    UNAUDITED SUMMARY OF OPERATING STATISTICS


                                                                                                  APPROXIMATE AS OF
                                                                                    ----------------------------------------------
                                                                                       JUNE 30,      DECEMBER 31,       JUNE 30,
                                                                                       2003 (a)        2002 (a)         2002 (a)
                                                                                    ------------     ------------     ------------

VIDEO SERVICES:
  ANALOG VIDEO:
      Estimated homes passed (b) ...............................................      12,189,400       11,925,000       11,800,700

      Residential (non-bulk) analog video customers (c) ........................       6,234,500        6,328,900        6,496,500
      Multi-dwelling (bulk) and commercial unit customers (d) ..................         252,400          249,900          243,600
                                                                                    ------------     ------------     ------------
          Total analog video customers (c) (d) .................................       6,486,900        6,578,800        6,740,100
                                                                                    ------------     ------------     ------------

      Estimated penetration of analog video homes passed (b) (c) (d) (e) .......              53%              55%              57%

DIGITAL VIDEO:
      Estimated digital homes passed (b) .......................................      11,958,200       11,547,000       11,222,500
      Digital customers (f) ....................................................       2,603,900        2,682,800        2,380,500
      Estimated penetration of digital homes passed (b) (e) (f) ................              22%              23%              21%
      Digital percentage of analog video customers (c) (d) (f) (g) .............              40%              41%              35%
      Digital set-top terminals deployed .......................................       3,680,000        3,772,600        3,305,300
      Estimated video-on-demand homes passed (b)  ..............................       3,371,900        3,195,000        1,994,700

HIGH-SPEED DATA SERVICES:
     Estimated high-speed data homes passed (b)  ...............................      10,013,100        9,826,000        8,795,200
     Residential high-speed data customers (h) (i)  ............................       1,349,000        1,138,100          830,200
     Estimated penetration of high-speed data homes passed (b) (e) (h) (i) .....              13%              12%               9%

     Dial-up customers .........................................................          11,700           14,200           18,600

REVENUE GENERATING UNITS (j):
  Analog video customers (c) (d)  ..............................................       6,486,900        6,578,800        6,740,100
  Digital customers (f)  .......................................................       2,603,900        2,682,800        2,380,500
  High-speed data customers (h) (i)  ...........................................       1,349,000        1,138,100          830,200
  Telephony customers (k)  .....................................................          23,700           22,800           17,600
                                                                                    ------------     ------------     ------------
      Total revenue generating units (j)  ......................................      10,463,500       10,422,500        9,968,400
                                                                                    ============     ============     ============

  Customer relationships (l) ...................................................       6,538,900        6,634,700        6,783,900


See footnotes to unaudited summary of operating statistics on page 5 of this Addendum.

            Addendum to Charter Communications, Inc. Earnings Release
                    Three and Six Months Ended June 30, 2003
                                   Page 4 of 7

(a) "Customers" include all persons corporate billing records show as receiving service, regardless of their payment status, except for complimentary accounts (such as our employees).

(b) Homes passed represents our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by the cable distribution network in the areas in which we offer the service indicated. Homes passed excludes commercial units passed by the cable distribution network. The figures in this table reflect an increase at June 30, 2003 from our estimated homes passed from that previously reported for March 31, 2003. This increase is in part due to a refinement of methods used to estimate homes passed and in part due to increased line mileage within our network that was not previously reflected.

(c) Analog video customers include all customers who receive video services (including those who also purchase high-speed data and telephony services), but excludes approximately 52,000, 55,900 and 43,800 customer relationships, respectively, who pay for high-speed data service only and who are only counted as high-speed data customers. This represents a change in our methodology from prior reports through September 30, 2002, in which high-speed data service only customers were included within our analog video customers. We made this change because we determined that most of these customers were unable to receive our most basic level of analog video service because this service was physically secured or blocked, was unavailable in certain areas or the customers were unaware that this service was available to them. However, this year we initiated a detailed study and determined that 11,100 high-speed data customers have been receiving, or were otherwise upgraded to receive, analog video service. These 11,100 customers have been added to the June 30, 2003 analog video customers since our last quarterly filing.

(d) Commercial and multi-dwelling structures are calculated on an equivalent bulk unit ("EBU") basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers. Our policy is not to count complimentary accounts (such as our employees) as customers.

(e) Penetration represents customers as a percentage of homes passed.

(f) Digital video customers include all households that have one or more digital set-top terminals. Included in digital video customers at June 30, 2003, December 31, 2002 and June 30, 2002 are 13,300, 27,500 and 11,900 customers, respectively, that receive digital video service directly through satellite transmission.

(g) Represents the number of digital video customers as a percentage of analog video customers.

(h) As noted above, all of these customers also receive video service and are included in the video statistics above, except that the video statistics do not include approximately 52,000, 55,900 and 43,800 customers at June 30, 2003, December 31, 2002 and June 30, 2002, respectively, who were high-speed data only customers.

(i) During the first three quarters of 2002, commercial high-speed data customers were calculated on an Equivalent Modem Unit or EMU basis, which involves converting commercial revenues to residential customer counts. Given the growth plans for our commercial data business, we do not believe that converting commercial revenues to residential customer counts is the most meaningful way to disclose or describe this growing business. We, therefore, excluded 75,300 EMUs that were previously reported in our June 30, 2002 customer totals for comparative purposes.

(j) Revenue generating units represent the sum total of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets within one household. For example, a customer who receives two types of services (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed data service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators (including Charter Communications, Inc.) as an industry standard.

(k) Telephony customers include all households purchasing telephone service.

(l) Customer relationships include the number of customers that receive at least one level of service encompassing video, data and telephony services, without regard to which service(s) such customers purchase. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators (including Charter Communications, Inc.) as an industry standard.


            Addendum to Charter Communications, Inc. Earnings Release
                    Three and Six Months Ended June 30, 2003
                                   Page 5 of 7

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
         UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
                              (DOLLARS IN MILLIONS)


                                                           THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                           ---------------------------      --------------------------
                                                               2003            2002            2003            2002
                                                            ----------      ----------      ----------      ----------

Income from operations                                      $      112      $       85      $      189      $      182
Depreciation and amortization                                      377             361             756             687
Option compensation expense, net                                    --               1              --               3
Special charge, net                                                  8              --              10               1
                                                            ----------      ----------      ----------      ----------

Adjusted EBITDA                                                    497             447             955             873

Interest on cash pay obligations (a)                              (281)           (276)           (565)           (544)
Special charges, net                                                (8)             --             (10)             (1)
Other, net                                                          (2)             (2)             (2)             (2)
Change in operating assets and liabilities                         (83)            (34)            (93)            (89)
                                                            ----------      ----------      ----------      ----------

Net cash flows from operating activities                    $      123      $      135      $      285      $      237
                                                            ==========      ==========      ==========      ==========


Income from operations                                      $      112      $       85      $      189      $      182
Depreciation and amortization                                      377             361             756             687
Option compensation expense, net                                    --               1              --               3
Special charge, net                                                  8              --              10               1
Less:  Interest on cash pay obligations (a)                       (281)           (276)           (565)           (544)
Less:  Purchases of property, plant and equipment                 (160)           (603)           (264)         (1,038)
                                                            ----------      ----------      ----------      ----------

Free cash flows                                                     56            (432)            126            (709)

Purchase of property, plant and equipment                          160             603             264           1,038
Special charges, net                                                (8)             --             (10)             (1)
Other, net                                                          (2)             (2)             (2)             (2)
Change in operating assets and liabilities                         (83)            (34)            (93)            (89)
                                                            ----------      ----------      ----------      ----------

Net cash flows from operating activities                    $      123      $      135      $      285      $      237
                                                            ==========      ==========      ==========      ==========



(a) Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our statement of operations.


The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.


            Addendum to Charter Communications, Inc. Earnings Release
                    Three and Six Months Ended June 30, 2003
                                   Page 6 of 7

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                              CAPITAL EXPENDITURES
                              (DOLLARS IN MILLIONS)


                                            THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                            ---------------------------    -------------------------
                                                2003           2002           2003           2002
                                             ----------     ----------     ----------     ----------

Customer premise equipment (a)               $       68     $      205     $      132     $      411
Scalable infrastructure (b)                          12             75             20            119
Line extensions (c)                                  17             26             25             43
Upgrade/Rebuild (d)                                  37            218             52            344
Support capital (e)                                  26             79             35            121
                                             ----------     ----------     ----------     ----------

   Total capital expenditures (f)            $      160     $      603     $      264     $    1,038
                                             ==========     ==========     ==========     ==========

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f) Represents all capital purchases made during the three and six months ended June 30, 2003 and 2002, respectively.



            Addendum to Charter Communications, Inc. Earnings Release
                    Three and Six Months Ended June 30, 2003
                                   Page 7 of 7